                            SCHEDULE 14A INFORMATION

         Proxy Statement Pursuant to Section 14(a) of the Securities
                   Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_] Preliminary Proxy Statement        [_]  Confidential, for Use of the
                                            Commission Only (as permitted by
                                            Rule 14a-6(e)(2))
[X] Definitive Proxy Statement

[_] Definitive Additional Materials

[_] Soliciting Material Pursuant to (S)240.14a-11(c) or (S)240.14a-12

                          J. Ray McDermott, S.A.
- --------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)


- -------------------------------------------------------------------------------
     (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X] $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(i)(2)
    or Item 22(a)(2) of Schedule 14A.

[_] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-
    6(i)(3).

[_] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

    (1) Title of each class of securities to which transaction applies:

    ---------------------------------------------------------------------------


    (2) Aggregate number of securities to which transaction applies:

    ----------------------------------------------------------------------------


    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

    ----------------------------------------------------------------------------



    (4) Proposed maximum aggregate value of transaction:

    ---------------------------------------------------------------------------


    (5) Total fee paid:

    ---------------------------------------------------------------------------

[_] Fee paid previously with preliminary materials.

[_] Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1) Amount Previously Paid:

    ----------------------------------------------------------------------------


    (2) Form, Schedule or Registration Statement No.:

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    (3) Filing Party:

    ---------------------------------------------------------------------------


    (4) Date Filed:

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Notes:

J. RAY McDERMOTT, S.A.
- --------------------------------------------------------------------------------
R. E. Howson                                  1450 Poydras Street
Chairman of the Board and                     P.O. Box 61829
Chief Executive Officer                       New Orleans, Louisiana, 70161-1829
                                              (504) 587-5300

                                 June 30, 1995

Dear Stockholder:

  You are cordially invited to the Company's first Annual Meeting of Stockholders since the merger of Offshore Pipelines, Inc. into a merger subsidiary of the Company on January 31, 1995. The Annual Meeting will be held on Friday, August 4, 1995, in the La Salle Ballroom of the Hotel Inter-Continental, 444 St. Charles Avenue, New Orleans, Louisiana, commencing at 9:30 a.m. local time. We look forward to greeting personally as many of our stockholders as possible at the meeting.

  We hope you will join us at this year's meeting; but, whether or not you personally plan to attend, please take a few minutes now to sign, date and return your Proxy in the enclosed postage-paid envelope.

  Thank you for your interest in our Company.

                                          Very truly yours,

                                          R. E. HOWSON

                             J. RAY McDERMOTT, S.A.
                              1450 POYDRAS STREET
               P. O. BOX 61829 NEW ORLEANS, LOUISIANA 70161-1829

                               ----------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                          TO BE HELD ON AUGUST 4, 1995

To the Stockholders of
J. RAY McDERMOTT, S.A.:

  NOTICE IS HEREBY GIVEN that the Annual Meeting of the Stockholders of J. Ray McDermott, S.A., a Panama corporation (the "Company"), for the fiscal year ended March 31, 1995 will be held in the La Salle Ballroom of the Hotel Inter-Continental, 444 St. Charles Avenue, New Orleans, Louisiana, on Friday, August 4, 1995, at 9:30 a.m. local time, for the following purposes:

    (1) To elect three Class I Directors;

    (2) To consider and act upon a proposal to retain Ernst & Young LLP as the Company's independent auditors for the fiscal year ending March 31, 1996; and

    (3) To transact such other business as may properly come before the meeting or any adjournment(s) thereof.

  The Board of Directors has fixed the close of business on June 26, 1995 as the record date for the determination of stockholders entitled to notice of, and to vote at, the meeting and at any adjournment or adjournments thereof.

  Stockholders are urged to sign the enclosed Proxy and return it promptly to the Company in the enclosed envelope, which requires no postage if mailed in the United States.

                                           By Order of the Board of Directors,

                                                   LAWRENCE R. PURTELL
                                                   Secretary

Dated: June 30, 1995

                             J. RAY McDERMOTT, S.A.
                              1450 POYDRAS STREET
                                P. O. BOX 61829
                       NEW ORLEANS, LOUISIANA 70161-1829

                               ----------------

                                PROXY STATEMENT

                               ----------------

  The accompanying Proxy is solicited by the Board of Directors of J. Ray McDermott, S.A. (the "Company"), which will bear all expenses incurred in connection with such solicitation. It is expected that solicitation of Proxies will be primarily by mail. Morrow & Co., Inc. has been engaged to assist in the delivery of proxy materials for a fee of $1,500, plus out-of-pocket expenses. Brokerage houses, banks and other custodians, nominees and fiduciaries will be reimbursed for their customary out-of-pocket and reasonable expenses incurred in forwarding proxy materials to their clients who are beneficial owners of shares. Any Proxy may be revoked at any time prior to its exercise by written notice to the Secretary of the Company, by submission of another Proxy having a later date or by voting in person at the meeting. This Proxy Statement is first being mailed to stockholders on or about June 30, 1995.

                               VOTING AT MEETING

  Only holders of record of the Company's Common Stock, $.01 par value per share (the "Common Stock"), and the Company's Series A $2.25 Cumulative Convertible Preferred Stock, $.01 par value per share (the "Series A Preferred Stock"), at the close of business on June 26, 1995 (the "Record Date"), will be entitled to notice of, and to vote at, the Annual Meeting. Each outstanding share of Common Stock and each outstanding share of Series A Preferred Stock is entitled to one vote per share, with all holders thereof voting as a single class on the matters to be acted upon at the Annual Meeting. There were outstanding on the Record Date 38,950,368 shares of Common Stock and 3,200,000 shares of Series A Preferred Stock. On the Record Date, 24,668,297 shares of Common Stock and all of the outstanding 3,200,000 shares of Series A Preferred Stock (or approximately 66.12% of the total votes entitled to be cast at the meeting) were held by McDermott International, Inc. ("McDermott International"), with its address at 1450 Poydras Street, New Orleans, Louisiana 70112-6050. A majority of the outstanding shares present in person or by proxy will constitute a quorum at the meeting. Abstentions and broker non-votes are counted for the purpose of determining whether a quorum is present but are not counted for any other purposes.

  Offshore Pipelines, Inc. ("OPI") merged into J. Ray McDermott Holdings, Inc., a wholly owned subsidiary of the Company formerly known as MCB I, Inc. ("JRM Holdings"), on January 31, 1995 (the "Merger") pursuant to an Agreement and Plan of Merger dated as of June 2, 1994, as amended, by and among OPI, McDermott International, the Company, and JRM Holdings (the "Merger Agreement"). Under the terms of the Merger Agreement, McDermott International is required to vote its shares of Common Stock and Series A Preferred Stock in favor of the election of Messrs. Robert E. Howson, Mike H. Lam and Frank C. Wade as Class I Directors at the Company's first annual meeting of stockholders following the Merger. McDermott International has informed the Company that it will vote its shares in favor of the election of such nominees as Class I Directors and in favor of the retention of Ernst & Young LLP as the Company's independent auditors for the fiscal year ending March 31, 1996.

                             ELECTION OF DIRECTORS
                                    (ITEM 1)

  At the Annual Meeting, three Directors are to be elected to Class I of the Board of Directors, each to hold office until the Company's 1998 Annual Meeting and until his successor is elected and qualified. The persons named as proxies in the enclosed Proxy have been designated by the Board of Directors and, unless otherwise directed, intend to vote for the election of the Class I Nominees named below. If any nominee named below should become unavailable for election, the shares will be voted for such substitute nominee as may be proposed by the Board of Directors. No circumstances are now known, however, that would prevent any of the nominees from serving. Set forth under Class II and Class III are the names of the other Directors of the Company currently in office. Class II Directors will continue to serve until the Company's Annual Meeting of Stockholders in 1996 and Class III Directors will continue to serve until the Company's Annual Meeting of Stockholders in 1997.

  Pursuant to the Merger Agreement, all Directors, other than Rick L. Burdick, were previously elected as of January 31, 1995, the effective time of the Merger (the "Effective Time"). Mr. Burdick was appointed a Director of the Company by the Board of Directors of the Company after the Merger, upon the recommendation of Frank C. Wade, former Chairman of the Board of OPI, in accordance with the terms of the Merger Agreement, which entitled OPI to designate one additional director who is neither an "Affiliate" nor an "Associate" (as such terms are defined in Rule 12b-2 under the Securities Exchange Act of 1934, as amended (the "Exchange Act")) of OPI or any of its subsidiaries.

  The information appearing below with respect to the business experience of each Director and other directorships held, has been furnished by each such Director as of June 20, 1995.

                                                                      DIRECTOR
                              NAME                                AGE  SINCE
                              ----                                --- --------
                               CLASS I NOMINEES

Robert E. Howson.................................................  63   1995
Chairman of the Board and Chief Executive Officer of the Company
 since January 31, 1995 and Chairman of the Board and Chief
 Executive Officer of McDermott International and McDermott
 Incorporated since August 1988. Prior to assuming these
 positions, he was President and Chief Operating Officer of
 McDermott International and McDermott Incorporated from August
 1987. He is also a director of McDermott International,
 McDermott Incorporated, The Louisiana Land and Exploration
 Company and Whitney Holding Corporation.

                                                                      DIRECTOR
                              NAME                                AGE  SINCE
                              ----                                --- --------
Mike H. Lam......................................................  48   1995
Former Vice Chairman of the Board of Directors and Chief
 Operating Officer of OPI from October 1992, prior to which he was Executive Vice President--Worldwide Operations of OPI from
 April 1990. He is an advisory director of DeepTech International
 Inc.
Frank C. Wade....................................................  49   1995
Vice Chairman of the Board of Directors of the Company since
 January 31, 1995. Prior to assuming this position, he was the
 Chairman of the Board of Directors and Chief Executive Officer
 of OPI from December 1988.
                               CLASS II DIRECTORS

James J. Wildasin................................................  60   1995
President and Chief Operating Officer of the Company since
 January 31, 1995. Prior to assuming this position, he was
 President and Chief Operating Officer of McDermott
 International's Marine Construction Services Business from
 February 1993; Senior Vice President and Group Executive, North
 Sea, Middle East and West Africa Operations of McDermott
 International from February 1992; Vice President and Group
 Executive, North Sea, Middle East and West Africa Operations of
 McDermott International from July 1991; Vice President and
 General Manager, London Engineering of McDermott International
 from March 1991; and prior to that, President and Co-Chief
 Executive Officer of McDermott-ETPM, Inc.
J. Howard Macdonald..............................................  67   1995
Chairman and Chief Executive Officer of NatWest Investment Bank
 from January 1989 to April 1991. He is also a director of
 McDermott International, The BOC Group plc, and The Weir Group
 plc.
Rick L. Burdick..................................................  43   1995
Sole shareholder of a professional corporation which has served as a partner in the law firm of Akin, Gump, Strauss, Hauer &
 Feld, L.L.P., a limited liability partnership including
 professional corporations, since 1988. Mr. Burdick has also been a director of Republic Waste Industries, Inc. since May 1991.

                                                                       DIRECTOR
                              NAME                                 AGE  SINCE
                              ----                                 --- --------
                              CLASS III DIRECTORS

Brock A. Hattox..................................................   47   1995
Executive Vice President and Chief Financial Officer of McDermott
 International, and Executive Vice President and Chief Financial
 Officer, and President of the Engineering and Construction
 Group, of McDermott Incorporated since February 1995. Prior to assuming these positions, he was Senior Vice President and Chief
 Financial Officer of McDermott International and McDermott
 Incorporated from March 1991; and prior to that, Vice President,
 Controller and Planning, of the Eaton Corporation (a
 manufacturer of engineered products for automotive, industrial, commercial and defense markets). He is also a director of
 McDermott International and McDermott Incorporated.
John F. Bookout..................................................   72   1995
Until his retirement in June 1988, Mr. Bookout was President and
 Chief Executive Officer of Shell Oil Company; he is also a
 director of The Investment Company of America and McDermott
 International.
Cedric E. Ritchie................................................   67   1995
Chairman of the Executive Committee of the Board of The Bank of
 Nova Scotia since January 1995. Prior to assuming this position, he was Chairman of the Board and Chairman of the Executive
 Committee of the Board of The Bank of Nova Scotia from January
 1993; and prior to that, Chairman of the Board and Chief
 Executive Officer of The Bank of Nova Scotia from December 1979.
 He is also a director of Ingersoll-Rand Company, MacMillan
 Bloedel Limited, Minorco, Moore Corporation Limited and NOVA
 Corporation of Alberta.
Thomas P. Tatham.................................................   49   1995
Chairman of the Board and a director of Tatham Offshore, Inc.
 since December 1988. He has also served as Chairman of the
 Board, Chief Executive Officer and a director of DeepTech
 International Inc. and Leviathan Gas Pipeline Company (the
 general partner of Leviathan Gas Pipeline Partners, L.P., a publicly traded limited partnership) since October 1989 and
 February 1989, respectively.

BOARD OF DIRECTORS AND ITS COMMITTEES

  General Information. In accordance with the terms of a Letter Agreement entered into between the Company and McDermott International in connection with the Merger (the "Letter Agreement"), the Board of Directors of the Company has established an Independent Committee, an Audit Committee and a Compensation Committee. Under the terms of the Letter Agreement, each of such committees initially shall have at least one director designated by OPI pursuant to the Merger Agreement. The Board also has established a Directors Nominating Committee.

  Independent Committee. Under the terms of the Letter Agreement, the Independent Committee must be comprised of each member of the Company's Board of Directors who either (i) would qualify as an independent director within the meaning given to such term under the rules of the New York Stock Exchange or
(ii) is not an "Affiliate" or "Associate" (as such terms are defined in Rule 12b-2 of the Exchange Act) of McDermott International, the Company, or with respect to periods ending on or prior to the Effective Time, OPI, other than solely as a result of being a director of the Company.

  The Independent Committee is currently composed of Messrs. Ritchie, Bookout, Macdonald, Tatham and Burdick. From the time it was established until the end of the Company's fiscal year, the Independent Committee met once. Under the Letter Agreement, a majority of the members of the Independent Committee must approve certain transactions between the Company, on one hand, and McDermott International and its Affiliates and Associates, other than the Company and its subsidiaries (the "McDermott Group"), on the other.

  Such Letter Agreement provides that until the earlier of the third anniversary of the Effective Time or the date on which McDermott International and its Affiliates cease to own at least 30% of the outstanding voting stock of the Company, the Company shall not take any of the following actions, among others, without the approval of the Independent Committee: (a) repurchase, redeem, prepay or amend the $231 million 9% Senior Subordinated Note due 2001 issued by the Company to McDermott International or the Series A Preferred Stock; or repurchase any of the Common Stock owned by McDermott International or certain of its Affiliates; (b) lease, sell or otherwise provide certain goods or services to, or lease or purchase certain goods or services from, McDermott International or certain of its Affiliates, involving aggregate payments in excess of $5,000,000; or (c) fill any vacancies on the Board of Directors of the Company created by an increase in the size of such Board of Directors with certain persons who are or were executive officers or directors of McDermott International, the Company or OPI.

  The Letter Agreement also provides that until the earlier of the third anniversary of the Effective Time or the date on which McDermott International and its Affiliates cease to own at least 30% of the outstanding voting stock of the Company, the Company shall not take any of the following actions, among others, without either (i) the affirmative vote of the holders of at least a majority of the then outstanding voting stock of the Company owned by persons other than members of the McDermott Group or Associates thereof or (ii) the approval of the Independent Committee: (a) any merger or consolidation of the Company or any subsidiary of the Company with any member of the McDermott Group; (b) certain transfers or other dispositions of assets outside of the ordinary course of business to any member of the McDermott Group; (c) certain issuances or transfers by the Company or any subsidiary of the Company of equity securities of the Company or any such subsidiary; (d) the adoption of any plan or proposal for the liquidation or dissolution of the Company pursuant to which any member of the McDermott Group would receive securities of the Company or any subsidiary of the Company; (e) certain reclassifications or recapitalizations of the Company, mergers or consolidations of the Company with any subsidiary, or certain other transactions that have the effect of increasing the proportionate equity interest of the Company or any subsidiary owned by any McDermott Group member; or (f) certain loans, advances, guarantees, pledges or other financial assistance or any tax credits or other tax advantages provided by the Company or any subsidiary of the Company to any McDermott Group member.

  Audit Committee. The Audit Committee is currently composed of Messrs. Ritchie (Chairman), Tatham and Burdick. From the time it was established until the end of the fiscal year, the Audit Committee did not meet. Such Committee did meet in June 1995. The functions of the Audit Committee include reviewing the accounting principles and practices employed by the Company and, to the extent the Audit Committee deems appropriate, by the Company's subsidiaries; meeting with the Company's independent auditors to review their report on their examination of the Company's accounts, their comments on the internal controls and audit procedures of the Company and the action taken by management with regard to such comments; approving professional services, including non-audit services, rendered by such independent auditors; and recommending annually to the Board of Directors the appointment of the Company's independent auditors.

  Compensation Committee. The Compensation Committee is currently composed of Messrs. Bookout (Chairman), Ritchie and Tatham. From the time it was established until the end of the fiscal year, the Compensation Committee met once. The Compensation Committee determines the salaries of all of the Company's officers elected to their positions by the Board, and also reviews and makes recommendations regarding the salaries of officers of the Company's subsidiaries; and administers and makes awards under the Company's Executive Long-Term Incentive Compensation Plan and Short-Term Incentive Compensation Plan.

  Directors Nominating Committee. The Directors Nominating Committee is currently composed of Messrs. Macdonald (Chairman), Bookout and Wade. From the time it was established until the end of the fiscal year, the Directors Nominating Committee met once. The function of the Directors Nominating Committee is to recommend nominees for election to the Company's Board of Directors. The Directors Nominating Committee will consider nominees recommended by stockholders for election as directors. Any such recommendation, together with the nominee's qualifications and consent to be considered as a nominee, should be sent to the Secretary of the Company.

DIRECTORS' ATTENDANCE AND COMPENSATION

  Directors' Attendance and Fees. During the short fiscal year ended March 31, 1995, there were only two meetings of the Board of Directors of the Company. Each Director attended 75% or more of the aggregate of the meetings of the Board and of the committees on which he served, other than Messrs. Ritchie and Wade. Each Director who is not an employee of the Company or any of its affiliated companies receives an annual stipend of $20,000 plus a fee of $1,500 and $1,000 for each Board meeting and telephonic Board meeting, respectively, in which such Director participates, and a fee of $1,500 for each committee meeting in which such Director participates.

  Mr. Lam's Deferred Compensation Agreement. In January 1992, OPI entered into a deferred compensation agreement with Mr. Lam. Under his deferred compensation agreement, OPI was required to pay Mr. Lam annual cash payments in varying amounts beginning at the end of his fifth year of service with OPI, and either a cash payment or annuity in the amount of $1,000,000, plus an additional amount equal to all federal and state income taxes attributable to such payment, at the end of his tenth year of service. The obligations of OPI under the deferred compensation agreement were indirectly assumed by the Company by operation of law upon the consummation of the Merger. The Board of Directors of the Company on February 7, 1995 approved a resolution that Mr. Lam's service as a member of the Board, or as an advisor to the Company, would be treated as service as an "employee" for purposes of his deferred compensation agreement. For purposes of his deferred compensation agreement, Mr. Lam is considered to have commenced service with the Company in May 1990.

  If a "business combination" (as defined in the deferred compensation agreement) not approved by the Board occurs during the term of such agreement, Mr. Lam will be entitled to receive a fully vested and non-forfeitable benefit under such agreement as if he completed ten years of service with the Company. An irrevocable grantor trust was established contemporaneously with the execution of the deferred compensation agreement. To date, the trust has not been funded. Unless the trust is subsequently amended, Mr. Lam's interest in any assets of the trust will be that of an unsecured general creditor of the Company.

  Non-Employee Director Stock Plan. The Company has a Non-Employee Director Stock Plan (the "Directors Plan") to encourage stock ownership by Directors, to more closely align the interests of Directors with the Company's stockholders and to provide the Company with an effective means of attracting and retaining qualified individuals to serve on the Board of Directors. The Directors Plan, which is administered by the Board of Directors, permits the Board to grant to Directors who are not employees of the Company or any of its Affiliates stock options and rights to purchase restricted stock in an aggregate of up to 100,000 shares of Common Stock. Options, which are granted at no less than 100% of the fair market value on the date of grant, are fully vested and exercisable on the date of grant and remain exercisable for not more than ten years thereafter. Rights to purchase Common Stock are granted at $1.00 per share, and upon purchase are subject to transfer restrictions and forfeiture under certain circumstances.

  Pursuant to the Directors Plan, each eligible Director is granted options to purchase at fair market value 600 shares of Common Stock on the first day of the first year of such Director's term, and 200 shares on the first day of each subsequent year during such term. Also pursuant to the Directors Plan, each eligible Director is granted the right to purchase 300 shares of restricted stock on the first day of the first year of such Director's term, and 100 shares of restricted stock on the first day of each subsequent year during such term. The restrictions and forfeiture provisions generally lapse on all shares of restricted stock purchased under grants made during a Director's term at the end of such term. In the event of a change in control of the Company, all such restrictions and forfeiture provisions shall lapse and options shall remain exercisable throughout their term.

  During the last fiscal year, no options or rights to purchase shares of restricted stock were awarded under the Directors Plan. Such options and rights to purchase shares of restricted stock will be granted commencing after the first Annual Meeting of Stockholders.

                               EXECUTIVE OFFICERS

  Set forth below is the age, positions held with the Company and certain business experience information for each of the Company's executive officers who are not Directors.

  Richard R. Foreman, 46, Executive Vice President and Chief Financial Officer of the Company since January 31, 1995. During the past five years and before assuming his present position, Mr. Foreman was President and Chief Financial Officer of OPI from October 1992; and prior to that, President and Chief Operating Officer of OPI from December 1989.

  Lawrence R. Purtell, 48, Senior Vice President and General Counsel and Corporate Secretary of the Company since January 31, 1995 and Senior Vice President and General Counsel and Corporate Secretary of McDermott International and McDermott Incorporated since May 1993. Before assuming his present positions, Mr. Purtell was Vice President, General Counsel and Secretary of Carrier Corporation, a United Technologies Corporation subsidiary, from December 1992; and prior to that, he was Corporate Secretary and Associate General Counsel of United Technologies Corporation from June 1989.

  L. E. Walker, 50, Senior Vice President, Business Development and Strategic Initiatives of the Company since February 1995. Before assuming this position, Mr. Walker served as President of Offshore Pipelines International, Ltd., OPI's primary international operating subsidiary, from December 1991 and as Executive Vice President-International Operations of OPI from October 1990 until December 1991. He has over 20 years of experience in the offshore construction industry, including serving from 1980 until 1988 as a Vice President and General Manager for McDermott International.

  Don W. Wilson, 47, Executive Vice President, Operations of the Company since February 1995. During the past five years and before assuming his present position, Mr. Wilson served as President of OPI International, Inc., OPI's principal operating subsidiary, from March 1993. Mr. Wilson has more than 19 years of experience in the offshore construction industry. Prior to joining OPI, Mr. Wilson was employed by affiliates of Brown & Root, Inc. for more than 15 years in a variety of managerial positions including, since 1990, Vice President of Global Operations with primary responsibility for worldwide marine operations.

  Richard E. Woolbert, 61, Executive Vice President and Chief Administrative Officer of the Company since February 1995 and Executive Vice President and Chief Administrative Officer of McDermott International and McDermott Incorporated since February 1995. Before assuming his present positions, Mr. Woolbert was Senior Vice President and Chief Administrative Officer of McDermott International and McDermott Incorporated from August 1991; and prior to that, Vice President and Chief Administrative Officer of McDermott International and McDermott Incorporated from November 1988.

             SECURITY OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS

  The following table sets forth the number of shares of Common Stock and McDermott International's Common Stock, par value $1.00 per share ("McDermott Common Stock"), beneficially owned by each Director, each Named Executive Officer, as defined in "COMPENSATION OF EXECUTIVE OFFICERS", and all Directors and executive officers of the Company as a group, as of June 20, 1995, except as otherwise noted. No Director or executive officer beneficially owned, as of June 20, 1995, any other equity security of the Company or of its parent or subsidiaries.

                                                                      MCDERMOTT
                                                             COMMON    COMMON
NAME                                                          STOCK     STOCK
- ----                                                        --------- ---------
John F. Bookout(2).........................................         0    4,475
Rick L. Burdick............................................         0        0
Richard R. Foreman(1)(4)(5)(7).............................   229,232        0
Brock A. Hattox(3)(6)......................................     1,000   98,999
Robert E. Howson(3)(6)(7)..................................     7,490  486,556
Mike H. Lam(1)(4)(5).......................................   211,582        0
J. Howard Macdonald(2).....................................         0    2,925
Cedric E. Ritchie..........................................         0        0
Thomas P.Tatham............................................         0        0
Frank C. Wade(4)........................................... 1,796,914        0
L. E. Walker(1)(4)(5)(7)...................................   140,273        0
James J. Wildasin(3)(6)(7).................................     8,210   80,592
Don W. Wilson(5)(7)........................................   119,498        0
All Directors and executive officers as a group (15 per-
 sons)..................................................... 2,518,199  820,698

- --------
(1) With respect to Messrs. Foreman, Lam and Walker, includes 214,784, 210,000 and 133,400 shares of Common Stock, respectively, which are issuable upon the exercise of certain stock options that are currently exercisable. Such options relate to options to acquire OPI Common Stock that were assumed by the Company and became options to acquire Common Stock pursuant to the terms of the Merger Agreement.
(2) With respect to Messrs. Bookout and Macdonald, includes 1,650 and 1,950 shares of McDermott Common Stock, respectively, which are issuable upon the exercise of certain stock options, currently exercisable, granted under McDermott International's 1992 Director Stock Program. Also includes with respect to Messrs. Bookout and Macdonald, 825 and 975 shares of McDermott Common Stock, respectively, which were acquired as restricted stock awards under McDermott International's 1992 Director Stock Program.
(3) With respect to Messrs. Hattox, Howson and Wildasin, includes 60,377, 275,776 and 45,334 shares of McDermott Common Stock, respectively, which are issuable upon the exercise of certain stock options, currently exercisable, granted under McDermott International's 1983 and 1987 Long-Term Performance

   Incentive Compensation Programs or 1992 Officer Stock Incentive Program. Also includes with respect to Messrs. Hattox, Howson and Wildasin, 37,790, 201,500 and 33,220 shares of McDermott Common Stock, respectively, which were acquired as restricted stock awards under McDermott International's 1987 Long-Term Performance Incentive Compensation Program or 1992 Officer Stock Incentive Program.
(4) With respect to Messrs. Foreman, Lam, Wade and Walker includes 760, 734, 760 and 725 shares of Common Stock, respectively, which are held in OPI's Employee Stock Ownership Plan, as assumed by the Company.
(5) With respect to Messrs. Foreman, Lam, Walker and Wilson, includes the equivalent of approximately 5,198, 848, 2,528 and 68 shares of Common Stock held in The Thrift Plan for Employees of McDermott Incorporated and Participating Subsidiary and Affiliated Companies (the "McDermott Thrift Plan") as of March 31, 1995.
(6) With respect to Messrs. Hattox, Howson and Wildasin, includes the equivalent of 832, 780 and 1,267 shares, respectively, of McDermott Common Stock held in the McDermott Thrift Plan as of April 30, 1995.
(7) With respect to Messrs. Foreman, Howson, Walker, Wildasin and Wilson, includes 5,490, 7,490, 3,620, 8,210 and 4,430 shares of Common Stock, respectively, which were acquired on June 20, 1995 as restricted stock awards under the Company's Executive Long-Term Incentive Compensation Plan.

  Total shares beneficially owned in all cases constituted less than one percent of the outstanding shares of the applicable security, except that (i) the 1,796,914 and 2,518,199 shares of Common Stock beneficially owned by Frank
C. Wade and all Directors and executive officers as a group, respectively, constituted approximately 4.6% and 6.5%, respectively, of the outstanding shares of Common Stock, and (ii) the 820,698 shares of McDermott Common Stock beneficially owned by all Directors and executive officers as a group constituted approximately 1.51% of the outstanding shares of McDermott Common Stock.

                SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

  The following table furnishes information concerning all persons known to the Company to beneficially own 5% or more of any class of voting stock of the Company as of June 20, 1995:

                                                           AMOUNT AND
                                                           NATURE OF     PERCENT
                               NAME AND ADDRESS OF         BENEFICIAL      OF
 TITLE OF CLASS                BENEFICIAL OWNER           OWNERSHIP(1)    CLASS
 --------------                -------------------        ------------   -------
                               McDermott International,
 Common Stock................  Inc.                        24,668,297(2)  63.42%
                               1450 Poydras Street
                               New Orleans, LA 70112-
                                6050
 Series A Preferred Stock      McDermott International,
 (4).........................  Inc.                         3,200,000(3) 100.00%
                               1450 Poydras Street
                               New Orleans, LA 70112-
                               6050

- --------
(1) Sole voting and investment power unless otherwise noted.

(2) As reported on a Schedule 13D dated February 9, 1995 filed by McDermott International.
(3) As footnoted on a Schedule 13D dated February 9, 1995 filed by McDermott International with respect to its Common Stock.
(4) Entitles holders thereof to one vote per share, voting as a single class with holders of Common Stock.


                        REPORT ON EXECUTIVE COMPENSATION

TO OUR STOCKHOLDERS

  The Compensation Committee, which is composed of three independent non-employee Directors, administers the Company's executive compensation programs. The Compensation Committee's primary responsibility is to ensure the executive compensation program supports the interests of the Company and its stockholders.

  The Company's program has four goals:

 .  Attract and retain a top management team;

 .  Motivate superior performance;

 .  Reward contributions toward the attainment of Company strategies; and

 .  Drive increases in the value of stockholders' investments in the Company.

  The key elements of the executive compensation program are base salary, short-term incentives, and long-term incentives (stock options and restricted stock). Pay levels and opportunities under the executive compensation programs are targeted at the median of competitive levels, defined by companies within the Company's industry, as well as by more general industrial companies. The Compensation Committee and the Company have access to outside consultants and multiple data surveys to help them determine where the competitive median lies for various executive positions and different types of compensation.

BASE SALARY

  Salaries and salary ranges have been established based upon the past practices of OPI and McDermott International's Marine Construction Services Business (the "Merged Companies") and have been developed to be more reflective of the size and responsibilities of the new, larger company. Future changes to salaries will be determined based upon individual performance and expectations regarding future contributions. Mr. Howson does not receive a base salary from the Company. Mr. Wildasin's base salary for fiscal year 1996 will be $397,164 for the reasons cited above.

SHORT-TERM INCENTIVES

 Executives have the opportunity to earn annual cash incentives each year. Actual payments will reflect actual performance versus goals which are established at the beginning of each fiscal year. Bonuses were awarded for the year ended March 31, 1995 in keeping with preexisting commitments made to executives and based on the past practices of the Merged Companies. Opportunities and performance goals will be established and structured for all executives for the next fiscal year.

LONG-TERM INCENTIVES

  This program allows for various types of long-term incentive awards. Grants of nonqualified stock options were made coincident with the Merger and grants of restricted stock were made in connection with the close of fiscal year 1995. The Compensation Committee intends to grant both types of equity awards annually if performance warrants.

  Mr. Howson's and Mr. Wildasin's equity grants were determined subjectively by the Compensation Committee. Mr. Howson received a grant of Company stock options in recognition of the services he renders as Chairman and Chief Executive Officer. Mr. Howson was awarded options to acquire 23,770 shares of Common Stock at a per share exercise price of $22.625 (market value on the date of grant). He also received 7,490 shares of restricted Common Stock for fiscal year 1995 in recognition of the services he renders as Chairman and Chief Executive Officer. Mr. Wildasin received a grant of options to acquire 22,540 shares of Common Stock at a per share exercise price of $22.625 (market value on the date of grant). In addition, he received 8,210 shares of restricted Common Stock. Mr. Wildasin's awards were made in recognition of the services he renders as President and Chief Operating Officer of the Company.

POLICY WITH RESPECT TO SECTION 162(M)

  Section 162(m) of the Internal Revenue Code of 1986 (the "Code"), enacted in August 1993, limits the tax deduction the Company can take with respect to the compensation of certain executive officers unless the compensation is "performance based", and the material terms of performance goals are disclosed to and approved by the stockholders. The Company's executive compensation plans received stockholder approval prior to becoming a publicly traded company and were drafted with the intention that incentive opportunities (short term, stock options and restricted stock) qualify as performance-based compensation under
Section 162(m).

                                                  J. F. Bookout, Chairman
                                                  C. E. Ritchie
                                                  T. P. Tatham

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

  Mr. Tatham, a member of the Compensation Committee, is Chairman of the Board and Chief Executive Officer of DeepTech International Inc. and Leviathan Gas Pipeline Company, and Chairman of the Board of Tatham Offshore, Inc. These companies and their affiliates, either directly or indirectly, have, and will continue to be, engaged in a number of commercial transactions with the Company, all of which have been, and are expected to continue to be, entered into in the ordinary course of business and on an arms-length basis. See "CERTAIN TRANSACTIONS--Thomas P. Tatham and Affiliates".

PERFORMANCE GRAPH

  Set forth below is a graph comparing, on a monthly basis, the cumulative total stockholder return on Common Stock with the cumulative total return of the S&P 500 Index and a peer group index for the two month period from January 31, 1995 (the date that the Common Stock commenced trading on the New York Stock Exchange) until March 31, 1995 (the end of the Company's fiscal year). The Common Stock did not become publicly traded under Section 12 of the Exchange Act until January 31, 1995; therefore, return information for earlier periods is not presented. The peer group of companies consists of Baker-Hughes, Inc., BJ Services Co., Camco International Inc., Coflexip, Dresser Industries Inc., Global Marine Inc., Halliburton Co., Schlumberger Ltd., Stolt Comex Seaway S.A., and Tidewater Inc.

                COMPARISON OF TWO-MONTH CUMULATIVE TOTAL RETURN*
                J. RAY MCDERMOTT, S.A.; S&P 500; AND PEER GROUP

* Assumes $100 invested on January 31, 1995 in J. Ray McDermott, S.A. common stock; S&P 500; and the Peer Group and the reinvestment of dividends as they are paid.

                                                        1/31/95 2/31/95 3/31/95
                                                        ------- ------- -------
      J. Ray McDermott, S.A............................ $100.00 $101.71 $123.42
      S&P 500.......................................... $100.00 $103.61 $107.11
      Peer Group....................................... $100.00 $107.53 $111.61

                       COMPENSATION OF EXECUTIVE OFFICERS

SUMMARY COMPENSATION TABLE

  The following table summarizes the annual and long-term compensation of the Company's Chief Executive Officer and four highest paid executive officers (collectively, the "Named Executive Officers") for fiscal year 1995. Except as otherwise noted, such table only reflects the compensation paid for the two month period from the Effective Time (at which time all of the Named Executive Officers, other than Mr. Howson, became employees of the Company) until March 31, 1995. Mr. Howson, who is an employee of McDermott International, does not receive a salary from the Company. Under a services agreement between the Company and McDermott International, the Company is required to pay to McDermott International $2,000,000 annually for the services of certain of McDermott International's executives, including the services of Mr. Howson as Chairman and Chief Executive Officer of the Company. The table does not provide any compensation information relating to the services that Mr. Howson provides as an executive officer of McDermott International.

                           SUMMARY COMPENSATION TABLE

                                                  ANNUAL COMPENSATION(1)           LONG-TERM COMPENSATION
                                                 ---------------------------    -----------------------------
                                                                                       AWARDS
                                                                                ---------------------
                                                                                           SECURITIES
                                                                      OTHER                UNDERLYING PAYOUTS   ALL
                                          FISCAL                     ANNUAL     RESTRICTED   STOCK     LTIP    OTHER
NAME                 PRINCIPAL POSITION    YEAR  SALARY   BONUS       COMP.      STOCK(2)   OPTIONS   PAYOUTS COMP.(3)
- ----                --------------------- ------ ------- --------    -------    ---------- ---------- ------- --------
R.E. Howson........ Chairman & Chief       1995  $     0 $      0    $     0     $174,143    23,770     $ 0   $     0
                    Executive Officer
R.R. Foreman....... Executive VP &         1995  $50,750 $      0    $     0     $127,643    19,010     $ 0   $51,008(4)
                    Chief Financial
                    Officer
L.E. Walker........ Senior VP Business     1995  $34,007 $      0    $     0     $ 84,165    10,140     $ 0   $   340(5)
                    Development &
                    Strategic Initiatives
J.J. Wildasin...... President & Chief      1995  $63,181 $110,285(6) $38,222(7)  $190,883    22,540     $ 0   $   375
                    Operating Officer
D.W. Wilson........ Executive VP,          1995  $36,867 $      0    $15,701(8)  $102,998    12,670     $ 0   $   369(9)
                    Operations

- --------
(1) Includes amounts earned in fiscal year 1995, whether or not deferred.
(2) Restricted stock awards in Common Stock for fiscal year 1995 are valued at the closing price on the date of grant, which was June 20, 1995. Dividends are paid on restricted shares at the same time and at the same rate as dividends paid to stockholders of unrestricted shares. Grants of restricted stock generally vest fifty percent in five years with the remaining fifty percent vesting in three to ten years based on performance. In the event of a change of control of the Company, the Compensation Committee may cause all restrictions to lapse. As of March 31, 1995, none of the Named Executive Officers had been awarded, and therefore none of them held, any restricted shares of Common Stock.

(3) In addition to items specifically footnoted, amounts indicated relate to company matching contributions in Common Stock or McDermott Common Stock made under McDermott's Thrift Plan.
(4) Includes $50,000 paid under Mr. Foreman's deferred compensation agreement; excludes a $2,000,000 noncompetition payment made to Mr. Foreman in connection with the Merger under his employment agreement.
(5) Excludes a $1,280,000 deferred compensation payment made to Mr. Walker in connection with the Merger as a result of the acceleration of the amounts payable to him under a deferred compensation agreement between him and OPI.
(6) Reflects the amount paid to Mr. Wildasin by the Company equal to the bonus that Mr. Wildasin would have received for the full 12 month fiscal year ended March 31, 1995 under McDermott International's annual cash incentive plan as President and Chief Operating Officer of McDermott International's Marine Construction Services Business.
(7) Includes commodities, services, housing, utilities, expenses and tax equalization associated with Mr. Wildasin's international assignment.
(8) Represents imputed income to Mr. Wilson on interest free loans given to him under OPI's Incentive Compensation Program for federal tax liability relative to the vesting of restricted stock awards under such program.
(9) Excludes $1,131,250 received in connection with the Merger (which amount is the market value of 50,000 shares of Common Stock as of January 31, 1995, the date upon which Mr. Wilson received such stock as a noncompetition payment under his employment agreement).

OPTION GRANT TABLE

  Options generally vest in equal installments of one-third beginning on the first anniversary of the date of grant through the third anniversary of the date of grant and expire ten years from the date of grant. In general, vesting is contingent on continuing employment with the Company. In the event of a change in control of the Company, the Compensation Committee may accelerate the exercisability of any options outstanding. The following table provides information about option grants to the Named Executive Officers during fiscal year 1995. The Company did not grant any stock appreciation rights to its executive officers during fiscal year 1995.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                                                      POTENTIAL REALIZABLE VALUE AT
                                                                      ASSUMED ANNUAL RATES OF STOCK
                                      INDIVIDUAL GRANTS              APPRECIATION FOR OPTION TERM(4)
                         ------------------------------------------- --------------------------------
                         NUMBER OF
                         SECURITIES  % OF TOTAL                            5%              10%
                         UNDERLYING   OPTIONS                        --------------- ----------------
                          OPTIONS    GRANTED TO  EXERCISE EXPIRATION     DOLLAR           DOLLAR
          NAME            GRANTED   EMPLOYEES(2) PRICE(3)    DATE        GAINS            GAINS
          ----           ---------- ------------ -------- ---------- --------------- ----------------
R. E. Howson
 Common Stock...........   23,770       9.76     $22.625   03/14/05  $      338,366  $        857,027
R. R. Foreman
 Common Stock...........   19,010       7.81     $22.625   03/14/05  $      270,607  $        685,406
L. E. Walker
 Common Stock...........   10,140       4.16     $22.625   03/14/05  $      144,279  $        365,632
J. J. Wildasin
 Common Stock...........   22,540       9.26     $22.625   03/14/05  $      320,857  $        812,680
D. W. Wilson
 Common Stock...........   12,670       5.20     $22.625   03/14/05  $      180,357  $        456,817
All Stockholders(1).....       --         --     $22.625         --  $  549,931,574  $  1,393,634,581
Named Executive Officers' gains as a % of all stockholders' gains...            .23%              .23%

- --------
(1) Total dollar gains based on the assumed annual rates of appreciation shown here and calculated on 38,649,349 outstanding shares of the Common Stock on March 31, 1995.
(2) Based on 243,530 options granted to all employees of the Company during the fiscal year ended March 31, 1995.
(3) Fair market value on date of grant.
(4) At a five percent and ten percent annual rate of appreciation, the stock price would be approximately $36.86 and $58.68, respectively, if the assumed annual rates of stock price appreciation shown were to be achieved over a ten year option term.

OPTION EXERCISES AND YEAR-END VALUE TABLE

  The following table provides information concerning the exercise of stock options during fiscal year 1995 by each of the Named Executive Officers and the value at March 31, 1995 of unexercised options held by such individuals. The value of unexercised options reflects the increase in market value of the Common Stock from the date of grant through March 31, 1995 (when the closing price of the Common Stock was $27.00 per share). The value actually realized upon exercise of the options by the Named Executive Officers will depend on the value of the Common Stock at the time of exercise.

                                                TOTAL NUMBER OF             TOTAL VALUE OF
                                             SECURITIES UNDERLYING     UNEXERCISED, IN-THE-MONEY
                                           UNEXERCISED OPTIONS HELD  OPTIONS HELD AT FISCAL YEAR-
                                              AT FISCAL YEAR-END                  END
                                           ------------------------- -----------------------------
                          NUMBER
                            OF
                          SHARES
                         ACQUIRED
                            ON     VALUE
          NAME           EXERCISE REALIZED EXERCISABLE UNEXERCISABLE  EXERCISABLE   UNEXERCISABLE
          ----           -------- -------- ----------- ------------- ----------------------------- ---
R. E. Howson
 Common Stock...........     0      $ 0            0      23,770     $             0 $     103,994
R. R. Foreman
 Common Stock...........     0      $ 0      214,784      19,010     $     4,044,383 $      83,169
L. E. Walker*
 Common Stock...........     0      $ 0      225,000      10,140     $     4,725,000 $      44,363
J. J. Wildasin
 Common Stock...........     0      $ 0            0      22,540     $             0 $      98,613
D. W. Wilson
Common Stock............     0      $ 0            0      12,670     $             0 $      55,431

                   AGGREGATED OPTION EXERCISES IN LAST FISCAL
                     YEAR AND FISCAL YEAR-END OPTION VALUES

- --------
* Mr. Walker exercised 91,600 of his options to acquire Common Stock after March 31, 1995 and prior to June 20, 1995.

EMPLOYMENT AND DEFERRED COMPENSATION AGREEMENTS

  Employment Agreements. In connection with the Merger, the Company entered into employment agreements (collectively, the "Employment Agreements") with each of Messrs. Foreman and Wilson (each an "Executive"), pursuant to which Messrs. Foreman and Wilson are employed as Chief Financial Officer of the Company and Executive Vice President, Operations of the Company, respectively. Each of the Employment Agreements expires on January 31, 2000 (the "Employment Term"). During the term of the Employment Agreements, each Executive is entitled to receive an annual base salary ($300,000 and $200,000 for Messrs. Foreman and Wilson, respectively), cash bonus (if any, as determined by the Compensation Committee based upon the achievement of certain pre-established performance goals), and to participate in all plans, policies and programs maintained or provided by the Company for senior executives from time to time. In the event of a termination of employment by the Company without cause, or by the Executive for good reason, each Executive will be entitled to receive his annual base salary through the balance of his Employment Term. In the event of a termination of employment by reason of death or disability, each Executive will be entitled to continue to receive his annual base salary through the end of the month in which his date of death occurs or he is first eligible to receive payment of disability benefits, as the case may be.

  During the Employment Term and through the fifth anniversary of the expiration of the Employment Term, each Executive has an affirmative duty not to compete with the Company. In consideration for such agreement not to compete, on January 31, 1995, the Company paid Mr. Foreman $2,000,000 and issued to Mr. Wilson 50,000 shares of Common Stock. Additionally, each Executive is prohibited from disclosing proprietary information and is subject to standard non-solicitation and confidentiality covenants.

  Mr. Foreman's Deferred Compensation Agreement. In January 1992, OPI entered into a deferred compensation agreement with Mr. Foreman. The obligations of OPI under the deferred compensation agreement were indirectly assumed by the Company by operation of law upon the consummation of the Merger. For purposes of the deferred compensation agreement, Mr. Foreman is considered to have commenced employment with the Company in February 1990. Under the deferred compensation agreement, he will receive annual cash payments in varying amounts beginning at the end of his fifth year of service with the Company, and either a cash payment or annuity in the amount of $1,000,000, plus an additional amount equal to all federal and state income taxes attributable to such payment, at the end of his tenth year of service. If Mr. Foreman's employment with the Company is terminated, he will receive varying payments depending upon the type of termination. In accordance with his deferred compensation agreement, the Company paid to Mr. Foreman $50,000 on January 31, 1995.

  If a "business combination" (as defined in the deferred compensation agreement) not approved by the Board occurs during the term of such agreement, Mr. Foreman will be entitled to receive a fully vested and non-forfeitable benefit under such agreement as if he completed ten years of service with the Company. An irrevocable grantor trust was established contemporaneously with the execution of the deferred compensation agreement. To date, the trust has not been funded. Unless the trust is subsequently amended, Mr. Foreman's interest in any assets of the trust will be that of an unsecured general creditor of the Company.

  Deferred Compensation Payment to Mr. Walker. In January 1992, OPI entered into a deferred compensation agreement with Mr. Walker. Under his deferred compensation agreement, Mr. Walker is considered to have commenced employment with OPI on August 1990, and OPI was required to pay him annual cash payments in varying amounts beginning at the end of his fifth year of service with OPI, and either a cash payment or annuity in the amount of $1,000,000, plus an additional amount equal to all federal and state income taxes attributable to such payment, at the end of his tenth year of service. In connection with the Merger, the Board of Directors of OPI approved an acceleration of Mr. Walker's right to receive such payments. On February 1, 1995, JRM Holdings, a subsidiary of the Company and the successor corporation to OPI, paid to Mr. Walker $1,280,000 in full satisfaction, release and discharge of Mr. Walker's rights under his deferred compensation agreement. In connection therewith, the Company also agreed to pay Mr. Walker on January 1, 1996 a bonus equal to $375,629, less any amounts required under the Company's tax equalization policies due to Mr. Walker's international assignment.

SHORT-TERM INCENTIVE COMPENSATION PLAN

  The Company has a Short-Term Incentive Compensation Plan based on the achievement of certain performance standards for managerial and other key employees, including officers, of the Company and its consolidated subsidiaries. No awards under the plan were made to any executive officer of the Company for fiscal year 1995, although Mr. Wildasin received for fiscal year 1995 an award from the Company equal to the award that he would have been entitled to under McDermott International's annual cash incentive plan for such fiscal year.

  Under the plan, the Aggregate Amount Available for Award with respect to fiscal year 1996 shall equal the sum of 1% of that portion of Cash Flow for such year as would produce a Cash Flow Return on Capital of no more than 16% plus 6% of Cash Flow in excess of such portion. Cash Flow Return on Capital is defined as Cash Flow divided by Capital (as those terms are defined in the plan). Except on a selected basis, no awards will be made for any subsequent fiscal year during which Cash Flow Return on Capital does not equal or exceed 16%. If an award is made during a fiscal year when the Cash Flow Return on Capital requirement is not achieved, then the award, generally, will be equal only to one-half of established guideline amounts. Allocations of awards to eligible employees are made at the discretion of the Compensation Committee, based upon a percentage of salary. For fiscal year 1996, the Chief Executive Officer, and the President and Chief Operating Officer of the Company may receive maximum awards of 70% and 55% of their respective salaries under the plan.

  Awards are payable to the recipients within 30 days of the Compensation Committee's determination, unless deferred by such recipients. Awards may be deferred until termination of employment other than by retirement or for up to 15 years after retirement. In case of deferral, awards accrue interest, compounded daily, at the minimum commercial lending rate of a designated bank, until paid. The plan is unfunded and no assets will be segregated to secure payment of awards.

EXECUTIVE LONG-TERM INCENTIVE COMPENSATION PLAN

  The Company has an Executive Long-Term Incentive Compensation Plan (the "Executive Incentive Plan") to provide flexibility to the Company in its ability to attract, retain and motivate officers and key employees and to increase their proprietary interest in the Company's success.

  The Executive Incentive Plan, which is administered by the Compensation Committee, provides for the grant of incentive stock options and nonqualified stock options, rights to purchase restricted shares of Common Stock and stock appreciation rights, as well as the grant of performance units and performance shares to executive officers of the Company who are subject to Section 16 of the Exchange Act, and certain other officers and key employees of the Company and its subsidiaries selected by the committee. Subject to certain adjustments, 4,000,000 shares of Common Stock are subject to the Executive Incentive Plan. To the extent an award is paid in cash, the authorized share pool will be credited with the appropriate number of shares represented by the cash settlement of the award, determined at the discretion of the Compensation Committee. Shares subject to the plan may be either authorized and unissued shares or issued shares held in the treasury or otherwise, including shares purchased in the open market. The Compensation Committee may, in its sole discretion, accelerate the vesting of any award granted under the plan. The Executive Incentive Plan will expire on January 1, 2005, except with respect to options and rights to purchase restricted stock then outstanding.

  Award grants under this plan that are designed to comply with the "performance based" requirements of Section 162(m) of the Code are subject to the following limitations: (i) the maximum aggregate number of shares granted or vesting in any fiscal year of the Company pursuant to any option grants is 100,000; (ii) the maximum aggregate number of shares of restricted stock that may be granted or vest in any fiscal year of the Company is 50,000; and (iii) the maximum aggregate cash payout with respect to any award granted in any fiscal year of the Company is $1,500,000.

  For fiscal year 1995, only nonqualified stock options and rights to purchase restricted shares of Common Stock have been granted under the Executive Incentive Plan. Such grants are described elsewhere herein, including in the "REPORT ON EXECUTIVE COMPENSATION" and the "Summary Compensation Table" and the "Option Grant Table".

RETIREMENT PLANS

  Pension Plans. Effective April 1, 1995, officers of the Company (other than those who are also officers of McDermott International, McDermott Incorporated or The Babcock & Wilcox Company, including Mr. Howson) and all regular full time employees of the Company or certain of its subsidiaries, except certain non-resident alien employees who are not citizens of a European Community country or do not earn income in the United States, Canada or the United Kingdom, were covered under The Retirement Plan of Employees of J. Ray McDermott Holdings, Inc. (the "J. Ray McDermott Retirement Plan"). Mr. Howson and other employees of McDermott International, McDermott Incorporated or The Babcock & Wilcox Company who also serve as officers of the Company receive their salaries from these other companies and are covered under The Retirement Plan for Employees of McDermott Incorporated (the "McDermott Retirement Plan") or The Employee Retirement Plan of The Babcock & Wilcox Company, as applicable. Employees do not contribute to any of these retirement plans and company contributions are determined on an actuarial basis. In order to comply with the limitations prescribed by the Employee Retirement Income Security Act of 1974, as amended, pension benefits will be paid directly by the applicable company or a subsidiary under the terms of the unfunded excess benefit plans maintained by them (the "Excess Plans") when such benefits are limited by Section 415(b) or 401(a)(17) of the Code.

  The following table shows the annual benefit payable under the J. Ray McDermott Retirement Plan at age 65 (the normal retirement age) to employees retiring in 1995 in accordance with the lifetime only method of payment and before profit sharing plan offsets. Benefits are based on the formula of a specified percentage (dependent on years of service) of average annual basic earnings (exclusive of bonus and allowances) during the five consecutive years out of the ten years prior to retirement in which such earnings were highest ("Final Average Earnings") less a specified percentage of anticipated social security benefits. Effective April 1, 1995, the J. Ray McDermott Retirement Plan assumed the liabilities attributable to the benefits accrued under the McDermott Retirement Plan in respect of certain former employees of McDermott International, including

Mr. Wildasin. Accordingly, as of April 1, 1995 Mr. Wildasin had no entitlement to any benefit from the McDermott Retirement Plan. As of such date, Mr. Wildasin had Final Average Earnings of $226,446 and 6 years of credited service under the J. Ray McDermott Retirement Plan. Messrs. Foreman, Walker and Wilson have no credited service under the J. Ray McDermott Retirement Plan and, therefore, have not accrued any benefits. Unless elected otherwise by the employee, payment will be made in the form of a joint and survivor annuity of equivalent actuarial value to the amount shown below.

                        J. RAY MCDERMOTT RETIREMENT PLAN

 FINAL
 AVERAGE
 EARNINGS    10       15       20       25       30       35       40
 --------  ------- -------- -------- -------- -------- -------- --------
 100,000   $14,267 $ 21,400 $ 28,533 $ 36,623 $ 45,885 $ 53,913 $ 61,631
 125,000    18,433   27,650   36,867   46,087   57,731   67,821   77,524
 150,000    22,600   33,900   45,200   56,500   69,576   81,730   93,417
 200,000    30,933   46,400   61,867   77,333   93,266  109,548  125,202
 250,000    39,267   58,900   78,533   98,167  117,800  137,433  157,067
 300,000    47,600   71,400   95,200  119,000  142,800  166,600  190,400
 400,000    64,267   96,400  128,533  160,667  192,800  224,933  257,067
 500,000    80,933  121,400  161,867  202,333  242,800  283,267  323,733
 550,000    89,267  133,900  178,533  223,167  267,800  312,433  357,067
 600,000    97,600  146,400  195,200  244,000  292,800  341,600  390,400

  Supplemental Executive Retirement Plan. An unfunded supplemental retirement plan called the Supplemental Executive Retirement Plan (the "SERP") was established in June 1980 by McDermott Incorporated and was amended to become a plan of McDermott International in September 1989. In March 1995, the Company became a participating employer in the SERP, and as a result, the SERP covers certain officers of the Company as well as officers of McDermott International and other designated companies. Generally, retirement benefits are based upon a specified percentage (determined by age, years of service and date of initial participation in the SERP) of final 3-year average cash compensation (salary plus supplemental compensation for the highest three out of the last ten years of service) or 3-year average cash compensation prior to SERP scheduled retirement date, whichever is greater. The maximum benefit payable to any officer that is an employee of the Company may not exceed 60-65% (dependent upon date of initial participation in the SERP) of such 3-year average cash compensation. Payments under the SERP will be reduced by an amount equal to pension benefits payable under any other retirement plan maintained by the Company, any of its subsidiary companies or any previous employer. A death benefit is also provided under the SERP. Before giving effect to such reductions, the approximate annual benefit payable under the SERP to Messrs. Wildasin, Foreman and Wilson at retirement age as stated in the SERP is 31.75%, 53.75% and 52.75% respectively, of each such person's final 3-year average cash compensation. Mr. Howson, who receives no salary from the Company, will not receive a benefit under the SERP as a result of his service as Chairman of the Board and Chief Executive Officer of the Company. He will, however, receive a benefit under the SERP as a result of his service as an executive officer of McDermott International based upon the salary and bonus paid to him by such company.

  A trust (assets of the trust constitute corporate assets) has been established which is designed to ensure the payment of benefits arising under the SERP, the Excess Plans and certain other contracts and arrangements (collectively, the "Plans") in the event of an effective change in control of the Company. Although the Company would retain primary responsibility for such payments, the trust would provide for payments to designated participants, in the form of lump sum distributions, if certain events occur following an effective change in control of the Company, including but not limited to failure by the Company to make such payments and termination of a participant's employment under certain specified circumstances. In addition, with respect to benefits which otherwise would have been paid in the form of an annuity, the trust provides for certain lump sum equalization payments which, when added to the basic lump sum payments described above, would be sufficient, after payment of all applicable taxes, to enable each active participant receiving a lump sum distribution to purchase an annuity which would provide such participant with the same net after-tax stream of annuity benefits that such participant would have realized had he retired as of the date of the lump sum distribution and commenced to receive annuity payments at that time under the terms of the applicable Plan, based on salary and service factors at the time of the effective change in control. With respect to designated participants who retire prior to an effective change in control and who receive a basic lump sum distribution under the circumstances described above, the trust provides for similar lump sum equalization payments, based on salary and service factors at the time of actual retirement.

                              CERTAIN TRANSACTIONS

MESSRS. WADE AND LAM AND AFFILIATES

  Noncompetition Agreements with Frank C. Wade. At the Effective Time, each of the Company and JRM Holdings entered into a noncompetition agreement with Frank
C. Wade pursuant to which Mr. Wade agreed not to compete with the Company and JRM Holdings for a period of five years in exchange for (i) an aggregate payment of $5 million at the Effective Time, and (ii) payments of $1.5 million per year for a five-year period thereafter. Under such agreements, Mr. Wade is also subject to standard non-solicitation and confidentiality covenants and a covenant to refrain from selling his shares of Common Stock for a one-year period, except under certain conditions.

  Noncompetition Agreement with Mike H. Lam. At the Effective Time, the Company entered into a noncompetition agreement with Mike H. Lam, pursuant to which Mr. Lam agreed not to compete with the Company for a period of five years. As consideration for such agreement not to compete, the Company paid Mr. Lam $2 million at the Effective Time. Under such agreement, Mr. Lam is also subject to standard non-solicitation and confidentiality covenants.

  Sublease with F-W Oil. Effective May 1, 1995, a subsidiary of the Company entered into an Office Sublease with F-W Oil Interests, Inc., an affiliate of Messrs. Wade and Lam ("F-W Oil"), pursuant to which such subsidiary subleased a portion of its leased space in Houston, Texas to F-W Oil. Under the sublease, which expires no later than March 14, 1997, F-W Oil is required to make monthly rental payments of approximately $17,900 to such subsidiary. This transaction was entered into in the Company's ordinary course of business and was negotiated on an arms-length basis. The Company believes the terms thereof to be no more or less favorable to either of the parties than those customary and standard in the industry.

  Operating Agreement with F-W Oil. Effective April 1, 1995, a subsidiary of the Company entered into a Production Management and Operation Agreement with F-W Oil pursuant to which F-W Oil will manage and operate an offshore producing oil and gas property for a subsidiary of the Company. Under this agreement, such subsidiary is required to pay F-W Oil a monthly fee of $48,000 for F-W Oil's management and operation of such property (the "Operating Fee"), together with certain third party costs incurred by F-W Oil not covered by the Operating Fee, plus, in certain cases, a 15% mark-up. Under this agreement, such payment terms are applicable until December 31, 1996, at which time if the parties fail to agree to new payment terms, either party may terminate the agreement. This transaction was made on an arms-length basis and has been approved by the Board of Directors of the Company.

  Sale and Installation of Platform for F-W Oil. A subsidiary of the Company has agreed to sell to F-W Oil an offshore jacket and deck (the "Platform") for approximately $1.1 million. In connection therewith such subsidiary has agreed to refurbish and install the Platform for F-W Oil pursuant to which F-W Oil is obligated to pay approximately $1 million to such subsidiary of the Company. This transaction was entered into in the Company's ordinary course of business and was negotiated on an arms-length basis. The Company believes the terms thereof to be no more or less favorable to either of the parties than those customary and standard in the industry.

  F-W Global Aviation. During fiscal year 1995, the Company paid to F-W Global Aviation, Inc. ("F-W Global Aviation"), an affiliate of Mr. Wade, $70,000 for aircraft usage by Company personnel. As of the end of fiscal year 1995, F-W Global Aviation also owed a subsidiary of the Company approximately $634,000, which such subsidiary carried as a current account receivable as of such date.

  Other. The Company has also engaged in discussions with Messrs. Wade and Lam with respect to other proposed transactions between them or affiliated entities and the Company or its subsidiaries, including the proposed lease of the Company's fabrication yard and related property located in Orange, Texas and Calcasieu Parish, Louisiana to a company affiliated with Messrs. Wade and Lam. All such proposed transactions are being negotiated on an arms-length basis and will be submitted to the Company's Board of Directors for approval (with the recusal of interested Board members) prior to consummation.

MCDERMOTT INTERNATIONAL AND AFFILIATES

  Services Agreements. In connection with the Merger, McDermott International and the Company entered into a Transition Services Agreement and a Services Agreement under which McDermott International agreed to provide certain services to the Company and the Company agreed to purchase such services.

  Under the terms of the Transition Services Agreement, McDermott International will provide for a period of one year after the Merger (i) accounting, employee benefit, legal, salary, aviation and business planning services to the Company and the Company will pay for such services based on the amount of services used and the actual cost thereof to McDermott International, which is estimated to be approximately $2.5 million, excluding legal costs, and (ii) office support services to the Company for an annual fee of $1.2 million for a period of one year. The Transition Services Agreement may be extended by the mutual agreement of McDermott International and the Company.

  Under the terms of the Services Agreement, McDermott International has agreed to provide certain services to the Company until such time as McDermott International no longer owns a majority of the outstanding common stock of the Company. These services, for which the Company will pay annual fees of approximately $5.5 million, include accounting and financial reporting, treasury and financing, tax administration and research, human relations policies and procedures, safety, health and environmental administration, public and investor relations, executive officer and corporate secretary services, electronic information services and corporate transportation and purchasing. In addition, McDermott International has agreed to provide, and the Company has agreed to pay for, computing and telecommunications services based on the amount of services used, which is estimated to be approximately $3 million annually. Also, the Company has agreed to pay McDermott International for marine system and automation services.

  It is anticipated that the Company will pay to McDermott International a total of approximately $16.4 million for all of the services provided under the Transition Services Agreement and the Services Agreement. After consultation with McDermott International and giving due consideration to the legal obligations of McDermott International, the Company may seek the provision of such services from third parties if the Board of Directors of the Company determines that obtaining such services from a third party is in the best interest of the Company.

  Shipyard Business Transfer. On May 30, 1995, the Company and McDermott International and certain of its subsidiaries entered into a Purchase Agreement, a sublease and other documents pursuant to which the Company sold and transferred back to McDermott International those assets and liabilities comprising the shipyard business located in Morgan City, Louisiana (the "Shipyard Business") that were included in McDermott International's Marine Construction Services Business contributed to the Company by McDermott International in connection with the Merger.

  The sale and transfer of the Shipyard Business was made effective as of January 31, 1995, and the fixed assets relating to the Shipyard Business were sold to McDermott International in consideration of a reduction by $4,801,648 (the value attributed to such assets in the Merger) in the Term Note received by McDermott International from the Company in connection with the Merger. See "Notes and Working Capital Facility" below.

  In connection with this sale and transfer, a subsidiary of the Company subleased that portion of its leased Morgan City, Louisiana property on which the Shipyard Business operates to McDermott Incorporated for $10,894 per quarter. Such quarterly rental payment reflects an amount equal to that portion of the total rent paid by such subsidiary of the Company for the total leased area relative to that portion thereof occupied by the Shipyard Business. The sublease contains terms and provisions similar to the underlying lease, including the expiration term of such lease.

  This transaction was approved by the Independent Committee in accordance with the Letter Agreement.

  Notes and Working Capital Facility. As a part of the consideration that McDermott International received in connection with the Merger and the related contribution of its Marine Construction Services Business to the Company, McDermott International received a $231 million 9% Senior Subordinated Note due 2001 from the Company and a Term Note reflecting the net asset value of the Marine Construction Services Business contributed by McDermott International to the Company to the extent such value exceed $443 million, such Term Note being in the principal amount of $39,750,000, as adjusted for the sale and transfer of the Shipyard Business by the Company to McDermott International and other items. In accordance with the terms of the Merger Agreement, the Company and McDermott International also entered into a Loan Agreement and Note (the "Working Capital Note") pursuant to which McDermott International provided working capital to the Company and its subsidiaries of up to $50 million for a period of three months after the Merger.

  During the period from the Effective Time until March 31, 1995, the largest principal balance outstanding under the Working Capital Note was $29,382,000 and as of March 31, 1995, no amounts were outstanding under the Working Capital Note. From the Effective Time until the end of the fiscal year, interest payments in the amount of $3,315,483, $486,444, and $145,911 were paid by the Company to McDermott International under the Senior Subordinated Note, the Term Note and the Working Capital Note, respectively.

THOMAS P. TATHAM AND AFFILIATES

  Tatham Offshore Note. In August 1993, Tatham Offshore, Inc. ("Tatham Offshore"), a corporation of which Thomas P. Tatham is Chairman of the Board, entered into the Construction and Financing Agreement with a subsidiary of the Company, pursuant to which such subsidiary acquired, fabricated and installed an offshore platform at a cost to Tatham Offshore of approximately $11.4 million. In accordance with the Construction and Financing Agreement, Tatham Offshore executed a Note pursuant to which Tatham Offshore must pay such amount to such subsidiary in monthly installments of $476,168.57 commencing on September 30, 1994, with the balance maturing on June 15, 1995. Interest is payable monthly in arrears and currently accrues at a rate of 10.5% per annum. The Construction and Financing Agreement is secured by Tatham Offshore's interest in the Ship Shoal Block 331 lease, the platform and facilities located thereon, related personal property and all proceeds to be derived therefrom. Mr. Tatham also has personally guaranteed the payment of all amounts due and owing under the Construction and Financing Agreement and the Note. The Note was assigned and sold to a bank, subject to such subsidiary's requirement to repurchase such Note under certain circumstances. The current balance outstanding on the Note is approximately $7,142,000, which is now due and payable. Tatham Offshore, the bank and the Company are engaged in discussions pursuant to which the Note will be paid in full or extended until December 14, 1995.

  Tatham Farmout. Effective October 1, 1994, J. Ray McDermott Properties, Inc., a subsidiary of the Company ("JRM Properties"), OPI International, Inc. (a subsidiary of OPI prior to the Merger that became a subsidiary of the Company under the name J. Ray McDermott, Inc. as a result of the Merger), F-W Oil and Tatham Offshore entered into a Farmout Agreement, a Unit Operating Agreement and other documents (collectively, the "Farmout Documents"), pursuant to which Tatham Offshore, as the operator and 100% working interest owner of a certain offshore oil and gas property, assigned to the other parties an aggregate 25% working interest in such property. The Company, through JRM Properties and J. Ray McDermott, Inc. acquired a 12.5% working interest and a related net revenue interest with respect to such property. As of March 31, 1995, the Company has paid to Tatham Offshore a total of approximately $2,420,000 under the Farmout Documents in connection with the acquisition of its interests and the development of such property. Additional amounts will be paid by all working interest owners, including the Company, to develop the property.

  On April 21, 1995, the working interest owners, including the Company, sold a portion of their interests in such property to a third party in return for the third party's agreement to pay up to $5.2 million of the developmental drilling costs associated with the property.

  Tatham Design, Fabrication and Installation Contracts. A subsidiary of the Company has agreed to design, fabricate or install several offshore platforms or structures for Tatham Offshore or its affiliates. The value of these agreements exceeds $16 million. As of June 15, 1995, Tatham Offshore and its affiliates have paid to such subsidiary of the Company approximately $2.8 million for work completed under such agreements. These agreements were entered into by such subsidiary of the Company in its ordinary course of business and on terms that the Company believes to be standard and customary in the industry.

  Tatham Interests. The Company, through one of its subsidiaries, owns 140,000 shares of Tatham Offshore Common Stock and 20,000 units of Leviathan Gas Pipeline Partners, L.P., an affiliate of Mr. Tatham.

OTHER

  Under the terms of OPI's Incentive Compensation Program, OPI, prior to the Merger, and the Company, after the Merger and as a result of its indirect assumption of such program, advanced, on an interest free basis, to the participants of such program amounts sufficient to satisfy their federal tax liability in connection with the vesting of restricted stock awards made under such program. During fiscal year 1995, the Company advanced to Don W. Wilson approximately $253,000 to satisfy federal tax withholding liability as a result of the vesting of all his unvested restricted stock awards under such program. As of March 31, 1995, the principal balance outstanding on all advances made to Mr. Wilson under this program was $386,865. Such loan amounts become due and payable on the earlier of Mr. Wilson's termination of employment with the Company and its subsidiaries or November 1, 1999.

               COMPLIANCE WITH SECTION 16(A) OF THE EXCHANGE ACT

  Section 16(a) of the Exchange Act requires the Company's directors and executive officers, and persons who own 10% or more of the Company's voting stock to file reports of ownership and changes in ownership of the Company's equity securities with the Securities and Exchange Commission ("SEC") and the New York Stock Exchange. Directors, executive officers and 10% or more stockholders are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file.

  Based solely on a review of the copies of such forms furnished to the Company, or written representations that no forms were required, the Company believes that its directors, executive officers and 10% or more beneficial owners complied with all Section 16(a) filing requirements during the most recent fiscal year.

                                  APPROVAL OF
                          INDEPENDENT AUDITORS FOR THE
                       FISCAL YEAR ENDING MARCH 31, 1996
                                    (ITEM 2)

  Upon the recommendation of the Audit Committee, the Board of Directors has approved the retention of Ernst & Young LLP ("Ernst & Young"), independent public accountants, to serve as independent auditors to audit the accounts of the Company for the fiscal year ending March 31, 1996. Although not required to do so, the Board of Directors considers it advisable that such retention be submitted to the stockholders for their approval. Ernst & Young served as independent auditors of the Company and its subsidiaries during the fiscal year ended March 31, 1995. During such fiscal year Ernst & Young performed audit and tax services for the Company and its subsidiaries for which they have received or will receive, in the aggregate, approximately $1,900,000 in fees.

  Representatives of Ernst & Young will be present at the Annual Meeting and will have an opportunity to make a statement if they desire to do so and to respond to appropriate questions.

  A majority of the voting power of the shares of the outstanding capital stock of the Company entitled to vote and present in person or by proxy at the meeting or any adjournment or adjournments thereof is required to approve this proposal. Unless otherwise directed, the persons named in the enclosed Proxy intend to vote for approval of the retention of Ernst & Young. The Board of Directors recommends that the stockholders vote "FOR" the retention of Ernst & Young as the Company's independent auditors.

                   STOCKHOLDERS' PROPOSALS AND OTHER MATTERS

  No business other than that set forth in the accompanying Notice of Annual Meeting of Stockholders is expected to come before the meeting, but should any other matters requiring a vote arise, including a question of adjourning the meeting, the persons named as proxies in the enclosed Proxy will vote thereon according to their judgment in the best interests of the Company. All shares represented by valid Proxies will be voted in accordance with the choice made by the stockholder with respect to each specific proposal listed thereon. If a choice is not made with respect to such proposal, the Proxy will be voted for
(i) the election of Directors as described under "ELECTION OF DIRECTORS" and
(ii) the retention of Ernst & Young as independent auditors for the fiscal year ending March 31, 1996.

  Proposals by stockholders intended to be presented at the 1996 Annual Meeting must be received by the Corporate Secretary of the Company no later than March 2, 1996, in order to be qualified for inclusion in the Company's Proxy Statement and form of proxy for such meeting. Concurrently therewith, proponents shall provide the Company in writing with his or her name, address, the number of shares of Common Stock held of record or beneficially, the date or dates upon which such Common Stock was acquired and documentary support for a claim of beneficial ownership.

                                          By Order of the Board of Directors,

                                          LAWRENCE R. PURTELL
                                          Secretary

Dated: June 30, 1995

                            J. RAY Mc DERMOTT, S.A.

                      Solicited by the Board of Directors

The undersigned stockholder(s) of J. Ray McDermott, S.A., a Panama corporation, hereby appoint Lawrence R. Purtell, J.J. Wildasin and R.E. Woolbert and each of them, attorneys, agents and proxies of the undersigned, with full power of substitution to each of them to vote all the shares of Common Stock which the undersigned may be entitled to vote at the Annual Meeting of Stockholders of the Company for the fiscal year ended March 31, 1995 to be held in the La Salle Ballroom of the Hotel Inter-Continental, 444 St. Charles Avenue, New Orleans, Louisiana, on Friday, August 4, 1995, at 9:30 a.m. local time and at any adjournment(s) of such meeting, with all powers which the undersigned would possess if personally present.

Every properly signed Proxy will be voted in accordance with the specifications made thereon. IF NOT OTHERWISE SPECIFIED, THIS PROXY WILL BE VOTED FOR THE ELECTION OF DIRECTORS AND IN THE MANNER FAVORED BY THE DIRECTORS AS INDICATED ON THE REVERSE SIDE.

The undersigned acknowledges receipt of the Annual Report for the fiscal year ended March 31, 1995 and the Notice of Annual Meeting of Stockholders and Proxy Statement of the Company for the above-mentioned Annual Meeting of Stockholders.

PLEASE MARK, SIGN AND DATE THE REVERSE SIDE OF THIS PROXY CARD AND PROMPTLY
RETURN IT IN THE ENCLOSED ENVELOPE.
- --------------------------------------------------------------------------------
                             FOLD AND DETACH HERE

1. Election of Directors Robert E. Howson, Mike H. Lam and Frank C. Wade
       FOR               WITHHELD
   all nominees          AUTHORITY
                     for all nominees
       / /                 / /

   INSTRUCTION: To withhold authority to vote for any individual nominee, write that nominee's name in the space provided below:

   ----------------------------------------------------------------------------

2. Approving the retention of Ernst & Young LLP as the Company's independent auditors for the fiscal year ending March 31, 1996 (the Directors favor a vote "FOR");
                     FOR          AGAINST          ABSTAIN
                     / /            / /              / /

3. Upon such other matters as may properly come before the meeting.

                                         (Signature(s) should agree with name(s)
                                         or stock certificates as specified
                                         hereon. Executor, administrators,
                                         trustees, etc., should indicate
                                         when signing).

                                         Date
                                             ----------------------------------

                                         Signature
                                                  ------------------------------

                  "PLEASE MARK INSIDE BLUE BOXES SO THAT DATA
                 PROCESSING EQUIPMENT WILL RECORD YOUR VOTES"
- --------------------------------------------------------------------------------
                             FOLD AND DETACH HERE